Exhibit 5.2

Consent of Expert

March 19, 2021

In connection with the Registration Statement on Form F-10 under the Securities Act of 1933 (the “Form F-10”) of Perpetua Resources Corp. (the “Company”), I hereby consent to the use of my name in connection with the reference to scientific and technical information relating to the Company’s mineral properties in the Form F-10.

Yours truly,

/s/ Christopher Dail
Christopher Dail, C.P.G.